Exhibit 99.1

Endurance Comments on Net Negative Financial Impact of Second Quarter 2016 Catastrophe Events

PEMBROKE, Bermuda — July 14, 2016 — Endurance Specialty Holdings Ltd. (NYSE:ENH), a Bermuda-based specialty provider of property and casualty insurance and reinsurance, today provided an initial estimate of the net negative financial impact in the second quarter from the Fort McMurray wildfires in Canada, the convective storms in Texas and Europe and the Kumamoto earthquake in Japan in the amount of $55.5 million. The initial estimated net negative financial impact predominantly emanated from Endurance’s Global Catastrophe Reinsurance business and includes the sum of net losses loss expenses, reinstatement premiums assumed and ceded and non-controlling interests as follows:

Estimated Net Negative Financial Impact of 2nd Quarter 2016 Catastrophe Events
(amounts in millions of United States dollars)

Net losses and loss expenses	$73.6
Less: net reinstatement premiums	(11.1)

Estimated net negative financial impact on underwriting results	$62.5
Less: net negative impact attributable to non-controlling interests	(7.0)

Estimated net negative financial impact to Endurance	$55.5

Endurance’s estimated losses are predicated upon estimated combined industry losses from these events of approximately $10.0 billion.

Endurance’s estimate is largely derived from a combination of its proprietary catastrophe modeling, standard industry models, a review of in-force contracts and preliminary indications from clients and brokers. To date, reported claims as a result of these events have been limited; accordingly, the actual impact may ultimately differ materially from initial estimates.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes agriculture, casualty and other specialty, professional lines and property, marine/energy and aviation lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries. Endurance’s headquarters are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Contact

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@endurance.bm

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